Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is dated February ___, 2013 (the “Effective Date”) by and between WALLY WORLD MEDIA, INC., a Nevada corporation (the “Company”) and  CELEBRITIES AND ATHLETES CONSULTING SERVICES, LLC, a Delaware limited liability company (“Consultant”).

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1.           Consulting Duties:

(a)
The Consultant shall make introductions on behalf of the Company to celebrities in the sports and entertainment industries to be mutually agreed upon by the parties hereto and set forth on Annex A of this Agreement, as may be amended from time to time in writing (each, an “Approved Celebrity,” and collectively, the “Approved Celebrities”), to offer services and “job offerings” (the “Services”) on the Company’s YOUPOP website (the “Website”) in accordance with the Company’s standard written  terms and conditions set forth on the Website. The parties hereto agree that each Approved Celebrity shall be entitled to set prices for any Services offered by such Approved Celebrity in such Approved Celebrity’s sole discretion.

(b)
Should the Company desire that the Consultant refrain from contacting any particular celebrities in the sports and entertainment industries, the Company shall notify the Consultant in writing and the names of such celebrities shall be set forth on Annex B hereto, as may be amended from time to time in writing.

(c)
Any Approved Celebrity that shall offer Services on the Company’s website shall be referred to herein as a “Activated Celebrity” for the purposes of calculating the Consultant’s compensation pursuant to Sections 4(b) and 4(c) below.

2.           Access to Certain Information. The Company has provided to the Consultant copies of proposed Company literature and/or information (the “Approved Company Materials”) for the dissemination of such literature and/or information to Approved Celebrities.  The Consultant shall not disseminate any Company materials or documents on behalf of the Company other than the Approved Company Materials and links to publicly available information about the Company without the prior written approval of the Company.

3.           Term. The term of this Agreement shall be for a period of one (1) year from the date of this Agreement (the “Term”). Upon the expiration of the Term, this Agreement shall be automatically renewed for successive one year terms unless wither party shall send written notice to the other party of its intention not to renew this Agreement at least thirty (30) days prior to the expiration of the then current Term.

4.           Compensation.  With respect to any Approved Celebrity that becomes an Activated Celebrity during the Term and/or for a period of twelve (12) months after the termination of this Agreement (the “Tail Period”), the Company shall pay the Consultant the following compensation (which shall be non-refundable notwithstanding the termination of this Agreement):

(a)
Cash Compensation. The Company shall pay the Consultant, or to Consultant’s designee, a non-refundable monthly retainer in the amount of $2,500 payable as follows, (i) $ 7,500 payable upon the execution of this Agreement and (i) $2,500 commencing on the   four (4) month anniversary of this Agreement and every month on the monthly anniversary of this Agreement thereafter during the Term. Notwithstanding the forgoing, in the event that the Company shall secure debt or equity financing, in one or more financings, of at least $500,000 in the aggregate during the initial one year Term of this Agreement, then the monthly retainer shall retroactively increase from the Effective Date to $5,000 per month and the Company shall remit to the Consultant the additional cash compensation within five (5) business days after the closing of any such financing.

(b)	Stock Compensation.

(i)
The Initial Shares . Within ten (10) business days after the Effective Date, the Company shall  issue to the Consultant or to Consultant’s designee in the name of the Consultant or Consultant’s designee, 250,000 shares of the Company’s common stock, par value $0.0001 per share (the “Initial Shares ”).

(ii)
TheAdditional Shares . Within ten (10) business days after twenty (20) Activated Celebrities shall be offering Services on the Company’s Website, the Company shall  issue to the Consultant or to Consultant’s designee in the name of the Consultant or Consultant’s designee, an additional 250,000 shares of the Company’s common stock (the “Additional Shares ”).

(iii)
The Bonus  Shares . For every additional ten Activated Celebrities (above and beyond the initial twenty (20) Activated Celebrities) that shall commence offering Services on the Company’s Website, the Company shall issue to the Consultant within ten (10) business days after reaching such threshold, an additional 5,000 shares (or in the case of any Hall of Fame, All-Star, or award winning celebrity, 10,000 shares) of the Company’s stock per each additional Activated Celebrity that shall list an offer for Services on the Company Website (the “Bonus Shares,” and together with the Initial Shares and the Additional   Shares, collectively, the “Shares”).

(iv)
If at any time the Company shall determine to file with the Securities and Exchange Commission a Registration Statement relating to an offering for its own account or for the account of others under the Securities Act of 1933, as amended (the “Securities Act”), of any of its equity securities (other than (i) any amendment to the Registration Statement (file number 333-185694) previously filed with the Securities and Exchange Commission or the re-filing of a Registration Statement that was previously filed and withdrawn; or (ii) on Form S-4, Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other bona fide, employee benefit plans), the Company shall use its best efforts to include in such Registration Statement all of the Shares. Notwithstanding the foregoing, the Company shall not be obligated to register the Shares as contemplated herein if all of the Shares may be sold without restriction pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933, as amended.

(c)
Bonus Compensation.  In the event that the aggregate group of the Activated Celebrities shall generate gross revenue (as such term is defined under United States Generally Accepted Accounting Principles) to the Company in excess of the cash compensation set forth in Section 4(a) (the “Bonus Threshold”), then the Consultant shall also receive a cash bonus in the amount of five percent of the gross revenue generated to the Company by aggregate group of the Activated Celebrities during the Term and for a period that is the longer of (i) two years after the termination of this Agreement or (ii) two years after the expiration of the Tail Period, if any.

5.           Termination.  This Agreement may be terminated by the Company on thirty (30) days prior written notice by the Company to the Consultant (provided that the Consultant shall still be entitled to the cash, stock and bonus compensation as set forth in Section 4 hereof notwithstanding such termination).

6.           Other Interests.  The Company is aware that the Consultant has now and will continue to have business interests in other companies and the Company recognizes that these companies will require a certain portion of the Consultant’s time.  The Company agrees that the Consultant may continue to devote time to such outside interests.

7.           Representations and Warranties and Covenants.  The Company covenants that it will perform and fulfill all of its obligations under any agreement with any Activated Celebrity. The Company represents, warrants and covenants that (i) it has the full right, power and authority to enter into this Agreement; (ii) it has acquired all rights necessary to perform this Agreement; (iii) the Website, any element thereof, or any advertising, promotional or publicity materials supplied by the Company or third parties hereunder will not contain any language or material which is obscene, libelous, slanderous or defamatory; (iv) the use of the Activated Celebrities on the Website as contemplated herein will not violate or infringe the copyright, trademark, or other rights of any third party; and (v) the sale and distribution of the Services will comply with all applicable laws, rules and regulations. The Company also represents and warrants that all oral communications, written documents or materials furnished to Consultant, any Approved Celebrity or the public by the Company with respect to its financial affairs, operations, profitability and strategic planning of the Company and its Website are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation.

8.           Indemnification. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's breach of this Agreement or any agreement with any Activated Celebrity or otherwise in connection with any communication or dissemination of any said information, documents or materials unless resulting from Consultant's communication or dissemination of information not provided by the Company or in a manner not authorized by the Company. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to indemnify Consultant for any such losses, claims, damages, liabilities or expenses incurred by the Consultant which have resulted solely from Consultant’s bad faith, gross negligence or willful misconduct.

9.           Reporting Requirements and Audit Rights.

(a)
The Company shall provide the Consultant during the Term and for a period of two (2) years following the termination of this Agreement, with a quarterly report (whether or not the Company has generated any gross revenue from any Activated Celebrity) listing each Activated Celebrity and showing all amounts of gross revenue generated from each Activated Celebrity during that quarter.  The quarterly reports shall also show the calculation of any Bonus Compensation, if any.

(b)
The Company shall have the right, upon at least five (5) days written notice and no more than once per calendar year, to inspect the Company’s books and records and all other documents and material in the possession of or under the control of the Company with respect to the subject matter of this Agreement at the place or places where such records are normally retained by the Company. The Consultant shall have free and full access thereto for such purposes and shall be permitted to be able to make copies thereof and extracts therefrom.

(c)
In the event a shortfall in the amount of the Bonus Compensation of five percent (5%) or more is discovered, the Company shall reimburse the Consultant for the cost of the audit including any attorney’s fees incurred in connection therewith.

(d)
The Company agrees to preserve and keep accessible and available to the Consultant all relevant books and records during the Term for a period of at least three (3) year following the expiration or termination of the Agreement.

10.         Miscellaneous.

(a)
This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.  The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising hereunder are assignable by the Consultant without the prior written consent of the Company provided, however, the Company hereby acknowledges that in order to secure the celebrity Services for the Website, the Consultant shall be permitted to interact with the celebrity’s agents and/or other third party intermediaries.

(b)
This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding the engagement of the Consultant.

(c)
No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought.  No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d)
This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of New York without giving effect to applicable conflict of laws provisions. Both the Company and the Consultant consent and submit to the personal and subject matter jurisdiction of the federal and state courts in New York County, New York for such purposes, waive any and all rights to contest said jurisdiction and venue and any objection that said county is not convenient, and waive any right to commence any action in any jurisdiction except the aforesaid county and state.

(e)
The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f)
Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(1)           If to the Company:

WALLY WORLD MEDIA, INC.
200 Centennial Avenue
Suite #200
Piscataway, NJ 08854
Attn: Chief Executive Officer
Fax: (732) 577-1188
Email: darin@youpop.com

(2)           If to the Consultant, to:

CELEBRITIES AND ATHLETES CONSULTING SERVICES, LLC
65 Mayhew Drive
South Orange, NJ 07079
Attn: Managing Member
Fax: (973) 762-0176
Email: Rkesner1@yahoo.com

(g)
Non-Disparagement.  Both parties acknowledge and agree not to defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other, in either a professional or personal manner, at any time during or following the employment period.  With respect to the Company, this shall include any officers, directors, partners, executives, employees, representatives or agents of the Company.

(h)	Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in counterparts.

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IN WITNESS WHEREOF, WALLY WORLD MEDIA, INC. and the CONSULTANT have executed this Agreement as of the Effective Date.

COMPANY:	CONSULTANT:

WALLY WORLD MEDIA, INC.	CELEBRITIES AND ATHLETES
CONSULTING SERVICES, LLC

By:
Name: Darin Marin	Name: Renee Kesner
Title: CEO	Title: Managing Member